Exhibit 99.1

NEWS	Contact: Jose Bayardo (713) 375-3700

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES RESIGNATION OF ROBERT E. BEAUCHAMP;

APPOINTMENT OF WILLIAM R. THOMAS TO THE BOARD OF DIRECTORS

HOUSTON, TX, November 3, 2015 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that Robert E. Beauchamp has resigned from the company’s board of directors effective November 2, 2015.

Clay C. Williams, Chairman, President and CEO of National Oilwell Varco, Inc. remarked, “It has been a pleasure working with Bob over the past ten years. On behalf of the entire board, I would like to sincerely thank Bob for his dedication and contributions to NOV. His business acumen and insights have been extremely valuable to our board. We wish Bob the very best in his future endeavors.”

The company also announced today that William R. Thomas has been appointed to the company’s board of directors effective November 2, 2015.

Mr. Williams remarked, “I am very pleased to welcome Bill Thomas to our board of directors. He brings immense knowledge to NOV as a director and leader in the oil and gas industry, and we look forward to drawing on his extensive expertise of the North American energy market.”

Mr. Thomas has been serving as the Chairman and CEO of EOG Resources, Inc. since January 2014. Prior to that, he served as President and CEO from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG Resources, Inc., including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas has been with EOG Resources, Inc. and its predecessor companies since 1979. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

With the appointment of Mr. Thomas, the company’s board of directors is now comprised of eight directors, seven of whom are external and independent.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations and the provision of oilfield services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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